	Derek J. Mullan, Q.C.	R. Stuart Wells	M. Douglas Howard	W.W. Lyall D. Knott, Q.C.
	William A. Ruskin	Patrick A. Williams	Alexander Petrenko	Bernard Pinsky
	Roy A. Nieuwenburg	William C. Helgason	William D. Holder	Nigel P. Kent
	Douglas W. Lahay	David W. Kington	Diane M. Bell	Anne L.B. Kober
	R. Brock Johnston	Neil P. Melliship	Kenneth K.C. Ing	Darren T. Donnelly
	Mark S. Weintraub	Kevin J. MacDonald	Don C. Sihota	R. Barry Fraser
	James A. Speakman	Ethan P. Minsky	Brock H. Smith	Nicole M. Byres
	Peter Kenward	D. Lawrence Munn	John C. Fiddick	R. Glen Boswall
	Virgil Z. Hlus	Stewart L. Muglich	Samantha Ip	Jonathan L.S. Hodes
	Mark J. Longo	Aaron B. Singer	L.K. Larry Yen	Amy A. Mortimore
	Jane Glanville	Brent C. Clark	Conrad Y. Nest	Richard T. Weiland
December 1, 2010 BY EMAIL Pan American Lithium Corp. Suite 110, 3040 N. Campbell Avenue Tucson AZ 85719	Cam McTavish	Allyson L. Baker	Warren G. Brazier	Veronica P. Franco
	Krista Prockiw	Jeffrey F. Vicq	C. Michelle Tribe	James T. Bryce
	Valerie S. Dixon	Satinder K. Sidhu	Tasha L. Coulter	Vikram Dhir
	Adam M. Dlin	Oliver C. Hanson	Rina J. Jaswal	Sarah W. Jones
	Anna D. Sekunova	Jun Ho Song	Michal Jaworski	Shauna K.H. Towriss
	Kyle M. Wilson	Jennifer R. Loeb	Heather M. Hettiarachchi	Eric T. Pau
	Pratibha Sharma	Angela M. Blake	Seva Batkin	David A. Hunter
	Victor S. Dudas	Craig V. Rollins	Rong (Lauren) Liang	Rachelle J. Mezzarobba

Of Counsel: James M. Halley Q.C.
Associate Counsel: Michael J. Roman

Attention:	Andrew Brodkey

Dear Mr. Brodkey:

Re:	Pan American Lithium Corp. – Registration Statement on Form F-1/A

     We have acted as counsel to Pan American Lithium Corp. (the “Company”), a British Columbia corporation, in connection with the preparation of a registration statement on Form F-1/A (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of up to 3,338,400 shares of the Company’s common stock (each, a “Common Share”) for resale by the selling stockholders named in the Registration Statement. As further described in the Registration Statement, the Company is registering for resale 2,913,400 Common Shares (the “Registered Shares”) and an additional 425,000 Common Shares (the “Registered Option Shares”) which may be issued by the Company upon the due exercise of certain outstanding stock options (the “Stock Options”).

In connection with this opinion, we have reviewed:

(a)	Articles of the Company, as amended;

(b)	Notice of Articles of the Company;

(c)	Resolutions adopted by the board of directors of the Company pertaining to the Registered Shares, the Stock Options and the Registered Option Shares;

(d)	Stock option agreements pertaining to the 425,000 Stock Options dated January 15, 2010, April 21, 2010 and May 26, 2010 (the “Stock Option Agreements”);

(e)	The Registration Statement;

HSBC Building 800 – 885 West Georgia Street Vancouver BC V6C 3H1 Canada Tel.: 604.687.5700 Fax: 604.687.6314 www.cwilson.com
Some lawyers at Clark Wilson LLP practice through law corporations.

(f)	The Prospectus (the “Prospectus”) constituting a part of the Registration Statement; and

(g)	such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

     We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or certificates of officers or representatives of the Company.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth above and below, we are of the opinion that:

1.	the Registered Shares are duly and validly authorized and issued, fully paid and non-assessable; and

2.

the Registered Option Shares will be duly and validly authorized and issued, fully paid and non-assessable upon the due exercise of the Stock Options in accordance with the terms of the Stock Option Agreements.

      This opinion letter is opining upon and is limited to the current federal laws of the United States, the laws of the Province of British Columbia and the laws of Canada applicable therein, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws be changed after the effective date of the Registration Statement by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

cc:	United States Securities and Exchange Commission